  Exhibit 99.1

Cover-All Technologies Inc. Announces 38.5% Revenue Growth, $0.05 Earnings per Share, for First Quarter 2011

Net Income Increases 67.3% to $1.2 Million vs. $720,000 for Q1 2010; 17th Consecutive Profitable Quarter

FAIRFIELD, NEW JERSEY (May 12, 2011) – Cover-All Technologies Inc. (OTCQB: COVR.PK), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended March 31, 2011.

Operational Highlights:

•	For the quarter ended March 31, 2011 revenue was $5.2 million compared to $3.8 million for the comparable period in 2010, an increase of 38.5%. The $5.2 million in revenue was the second-highest quarterly level in Cover-All’s history.

•	Support Services for the quarter ended March 31, 2011 was $2.1 million, up 8.2% compared to $2.0 million for the same period in 2010. The Company combined two of its revenue categories, “Maintenance” and “Application Service Provider (“ASP”) services,” on the statements of operations for the first quarter of 2011 and 2010 and will be reporting these revenue categories as “Support Services” going forward.

•	Operating income for the quarter ended March 31, 2011 was $1.2 million compared to $792,000 in the comparable period in 2010.

•	The Company’s balance sheet remains strong with stockholders’ equity at a record $16.6 million as of March 31, 2011. The Company completed the first quarter of 2011 with $4.4 million in cash, $5.5 million in working capital and no long-term debt.

•	Announced the general availability of the new ISO®-based NexGen Commercial Automobile product for 50 US jurisdictions.

•	Expanded the sales and marketing team, consistent with strategic growth plans; Cover-All added a Director of Marketing, a Senior Account Executive, and a Director of New Markets, with over 30 years of combined industry experience.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “Our focus in 2011 is expansion and profitable growth.  These first quarter results represent a very strong start to what we believe will be a great year.

“Quarterly revenues grew 38.5% from the year-ago period and operating income increased 56.2%, demonstrating that we are successfully leveraging our technology and human capital to create products that are creating excitement in the marketplace.  Led by the release of the NexGen Commercial Automobile product in the first quarter and the impending release of our NexGen Commercial Package and NexGen Business Intelligence products in the second quarter, we are positioned to meet our aggressive objectives.

“We have nearly completed transitioning the business model of our Business Intelligence acquisition in 2010 from a professional services-only sales model to focus more on recurring revenue. As we near the completion of our new Business Intelligence product, our focus has shifted to our more traditional licensing, professional services and support model.  Our new Business Intelligence product will be fully integrated into our My Insurance Center Business Acquisition platform and will also be sold as a stand-alone product.  This product and the NexGen products are already being actively marketed and sold.”

Financial Results for the Quarter Ended March 31, 2011

Total revenues for the quarter ended March 31, 2011 were $5.2 million compared to $3.8 million for the same period in 2010, an increase of 38.5%. License revenue was up 86.6% to $2.0 million, compared to $1.1 million for the same period in 2010. Support Services (formerly Maintenance and ASP revenue, which together represent contracted continuing revenue), was $2.1 million for the year ended March 31, 2011, up 8.2% from $2.0 million in the same period in 2010. Professional Services revenue for the quarter ended March 31, 2011 was $1.1 million, up 49.9% compared to $749,000 for the same period in 2010.

Total expenses (cost of revenue and operating expenses) for the quarter ended March 31, 2011 were $4.0 million, up 33.7% compared to $3.0 million in the comparable period of 2010. Net income for the quarter ended March 31, 2011 was $1.2 million, or $0.05 per basic and diluted share (based on 25.1 million basic and 26.2 million diluted weighted average shares, respectively), compared to $720,000, or $0.03 per share (based on 24.7 million basic and 25.4 million diluted weighted average shares, respectively), in the same period of 2010. The first quarter of last year included $285,000, or approximately $0.01 per share, in expenses related to the Business Intelligence asset acquisition.

Mr. Roblin continued, “By the end of the first quarter of 2011, we rolled out the ISO®-based NexGen Commercial Automobile product for 50 US jurisdictions, which creates a significant competitive advantage. This technology offers the entire ISO®-based Commercial Auto product – with all coverages, vehicle types, forms, rating algorithms and statistical codes to various distribution channels such as retail agents, Brokers, Program Administrators and others –  without the need for separate portal products. In addition to what we believe is unrivaled flexibility, the product is both robust and efficient for the carriers’ business operations. We also have our new NexGen Commercial Package (Property, General Liability, Crime & Inland Marine) product for 20 states release already delivered and we expect that all 50 states will be delivered by the end of July.  We demonstrated all our new NexGen products as well as our new Business Intelligence solution to rave reviews at our recent Customer Conference.  The availability of these new products was also a driving factor in the recent significant expansion of our sales and marketing team. These key individuals represent a wealth of industry contacts, domain knowledge, and demonstrated success selling solutions in the complex world of property and casualty insurance.”

Mr. Roblin concluded, “We already have signed contracts for all three of our new products with some of our customers.  We are also in various stages of discussion with additional new and current customers for these products and our pipeline of interest is very strong. Based on early feedback from existing customers, prospects and industry consultants, we believe that our NexGen products and our new Business Intelligence product, combined with our My Insurance Center Business Acquisition platform, are ahead of the curve relative to competitive solutions. We look forward to leveraging this front-leading position in the marketplace and demonstrating our platform capabilities aggressively to take advantage of what we see as significant growth in technology investments in 2011 and 2012.”

Balance Sheet

Stockholders’ equity was $16.6 million as of March 31, 2011 compared to $15.2 million as of December 31, 2010. Total assets increased to $20.0 million as of March 31, 2011 compared to $19.5 million as of December 31, 2010. As of March 31, 2011, the Company had $4.4 million in cash, $5.5 million in working capital and no long term debt.

Conference Call

Management will conduct a live teleconference to discuss its 2011 first quarter financial results at 10:00 a.m. ET on Thursday, May 12, 2011. Anyone interested in participating should call 1-877-941-1428 if calling from the United States, or 1-480-629-9665 if dialing internationally. A replay will be available until May 19, 2011, which can be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 4438893 to access the replay.

In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com or by visiting http://viavid.net/dce.aspx?sid=000085E3.

About Cover-All Technologies Inc.

Cover-All Technologies Inc. is a leader in development of innovative and sophisticated software solutions for the property and casualty insurance industry.  Cover-All’s My Insurance Center product suite is a functionally rich, technology advanced Business Acquisition Platform currently in use at leading insurance companies, Brokers, Agents and Managing General Agents (MGAs).  Special areas of expertise include Business Intelligence Solution, Policy Administration including full rating and policy issuance, workflow, and underwriting tools.

Today, Cover-All is continuing to build on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.  Recent product developments include NexGen Commercial Automobile, NexGen Commercial Package and a revolutionary Business Intelligence product that will be available as a component of My Insurance Center or as a stand-alone offering.

With our extensive insurance knowledge, our revolutionary technology, our experience and our commitment to quality, Cover-All continues its tradition of developing innovative technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 24, 2011, and Post-Effective Amendment No. 2 to Form S-1 (File No. 333-156397) filed with the SEC on May 10, 2011 copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:
Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

Investor Contact:
Hayden IR
Brett Maas, Principal
(646) 536-7331
brett@haydenir.com

Cover-All Technologies, Inc.

Consolidated Balance Sheet

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$4,364,561	$5,892,649
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000)	2,946,513	1,895,205
Prepaid Expenses	754,358	691,020
Deferred Tax Asset	800,000	800,000

Total Current Assets	8,865,432	9,278,874

Property and Equipment – At Cost:
Furniture, Fixtures and Equipment	956,269	956,269
Less: Accumulated Depreciation	573,387	530,701

Property and Equipment – Net	382,882	425,568

Goodwill	1,039,114	1,039,114

Capitalized Software (Less Accumulated Amortization of $12,879,567 and $12,584,710, Respectively)	6,734,380	5,804,093

Customer Lists/Relationships (Less Accumulated Amortization of $71,093 and $52,759, Respectively)	148,907	167,241

Non-Competition Agreements (Less Accumulated Amortization of $62,044 and $46,044, Respectively)	97,956	113,955

Deferred Tax Asset	2,467,500	2,467,500

Other Assets	216,446	217,015

Total Assets	$19,952,617	$19,513,360

Cover-All Technologies, Inc.

Consolidated Balance Sheet (continued)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$274,734	$273,910
Note Payable	300,000	400,000
Accrued Expenses Payable	504,142	1,363,706
Taxes Payable	37,385	—
Deferred Charges	52,545	52,545
Unearned Revenue	2,199,359	2,175,683

Total Current Liabilities	3,368,165	4,265,844

Long-Term Liabilities:
Deferred Charges	30,652	43,788

Total Liabilities	3,398,817	4,309,632

Commitments and Contingencies	—	—

Stockholders’ Equity:
Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 25,376,671 and 25,201,671 Shares Issued and 25,174,801 and 24,999,801 Shares Outstanding, Respectively	253,767	252,017

Paid-In Capital	30,593,095	30,450,122

Accumulated Deficit	(14,128,168)	(15,333,517)

Treasury Stock – 201,870 Shares – At Cost	(164,894)	(164,894)

Total Stockholders’ Equity	16,553,800	15,203,728

Total Liabilities and Stockholders’ Equity	$19,952,617	$19,513,360

Cover-All Technologies, Inc.

Consolidated Statement of Operations

	Three months ended March 31,
	2011	2010
Revenues:
Licenses	$1,961,161	$1,051,124
Support Services	2,114,243	1,953,776
Professional Services	1,122,039	748,571
Total Revenues	5,197,443	3,753,471
Cost of Revenues:
Licenses	517,244	326,521
Support Services	1,138,120	1,048,365
Professional Services	1,309,107	346,368
Total Cost of Revenues	2,964,471	1,721,254
Direct Margin	2,232,972	2,032,217
Operating Expenses:
Sales and Marketing	390,142	359,786
General and Administrative	452,326	442,856
Acquisition Costs	—	285,240
Research and Development	153,812	152,565
Total Operating Expenses	996,280	1,240,447
Operating Income	1,236,692	791,770
Other (Income) Expense:
Interest Expense	3,750	—
Interest Income	(83)	(80)
Other Income	(9,709)	(19,813)
Total Other (Income) Expense	(6,042)	(19,893)
Income Before Income Taxes	1,242,734	811,663
Income Taxes	37,385	91,249
Net Income	$1,205,349	$720,414
Basic Earnings Per Common Share	$0.05	$0.03
Diluted Earnings Per Common Share	$0.05	$0.03
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	25,084,000	24,734,000
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	26,208,000	25,371,000